UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 12, 2013

Sysco Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-06544	74-1648137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1390 Enclave Parkway, Houston, TX 77077-2099

(Address of principal executive office) (zip code)

Registrant’s telephone number, including area code: (281) 584-1390

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – OTHER EVENTS

ITEM 8.01 OTHER EVENTS.

On November 15, 2011, and November 13, 2012, the Compensation Committee (the “Committee”) of the Board of Directors of Sysco Corporation (the “Company”), based on the recommendations of its compensation advisors, approved option award grants to William J. DeLaney, the Company’s President and Chief Executive Officer, of 862,500 options and 881,250 options, respectively, pursuant to the Company’s 2007 Stock Incentive Plan, as amended (the “Plan”). Subsequent to these two approvals, an administrative error was brought to the attention of the Committee; specifically, issuance of these options in full would have violated the provisions of the Plan that provide that no more than 750,000 options may be granted to any one individual in any given fiscal year. Because it was the Committee’s intent, however, that Mr. DeLaney’s option grants be issued only pursuant to the Plan and not outside of it, the Committee notified Mr. DeLaney that an error was made and that the portion of each of his fiscal 2012 and fiscal 2013 option grants that purported to be in excess of 750,000 shares was void ab initio. As a result, the Company’s records have been corrected accordingly to reflect that Mr. DeLaney received an option grant to purchase 750,000 shares of common stock on November 15, 2011 and an option grant to purchase 750,000 shares of common stock on November 13, 2012. On February 12, 2013, based on the recommendations of its compensation advisors, the Committee approved an award to Mr. DeLaney of 30,894 restricted stock units valued at approximately $975,000 to replace the target value of the excess options that he did not receive.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Sysco Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sysco Corporation

Date: February 14, 2013	By:	/s/ Russell T. Libby
Russell T. Libby Senior Vice President, General Counsel and Corporate Secretary